ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090501

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20100882052-38
	Filing Date and Time 11/24/2010 11:39 AM
	Entity Number C17482-1996

USE BLACK INK ONLY - DO NOT HIGHLIGHT

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

REVOLUTIONS MEDICAL CORPORATION File C 17482-1996

2. The articles are: (mark only one box) ☒ Restated ☐ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☒ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: November 23, 2010
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

STATE OF NEVADA

RESTATED
ARTICLES OF INCORPORATION
OF
REVOLUTIONS MEDICAL CORPORATION

Revolutions Medical Corporation, a corporation organized and existing under the laws of the State of Nevada, hereby restates its Articles of Incorporation, as follows:

1. The Name of the Corporation: Revolutions Medical Corporation

2. The corporation shall have authority to issue Two Hundred Fifty-five Million (255,000,000) shares of Capital Stock. The Two Hundred Fifty-five Million (255,000,000) shares which the corporation shall have authority to issue shall be divided into two classes:

5,000,000 Preferred Shares, having a par value of one tenth of a cent ($.001) per share

and

250,000,000 Common Shares, having a par value of one tenth of a cent ($.001) per share

A description of the different classes of stock and a statement of the designations, preferences, voting rights, limitations and relative rights of the holders of stock of such classes are as follows:

A. Common Shares. The terms of the Common Shares of the corporation shall be as follows:

(1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.

(2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.

(3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

B. Preferred Shares. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the total shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of

such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares. Also, any series of the Preferred Shares may have voting rights.

4. From the 5,000,000 shares of Preferred Stock authorized, a series having the following voting powers, designations, preferences, limitations, restrictions and relative rights, is hereby authorized: A Preferred Stock series of one million (1,000,000) shares, to be called the "2006 Series", without preemptive rights, eligible to receive such preferential dividends as the Board of Directors may declare and to receive a participating dividend with the Common Stock on a one-for-one basis as though converted to Common Stock, to receive a liquidation preference of one-one hundreth of a cent ($.001) per share, having voting rights of 125 votes per share and voting with the Common Stock as a single class. The shares of the 2006 Series shall be convertible, from time to time and at any time, in whole or in part, at the discretion of the holder, into shares of Common Stock on a one-to-one ratio; i.e., one share of Common Stock for each share of 2006 Series Preferred Stock. The 2006 Series shall not be redeemable without the consent of the holder whose shares are being redeemed. The shares of the 2006 Series shall be senior to the single class of Common Stock and to all other classes of Preferred Stock which, by their designation, are designated as junior to the 2006 Series.

5. From the 5,000,000 shares of Preferred Stock authorized, a series having the following voting powers, designations, preferences, limitations, restrictions and relative rights, is hereby authorized: A Preferred Stock series of five hundred thousand (500,000) shares, to be called the "2009 Series", without preemptive rights, eligible to receive such preferential dividends as the Board of Directors may declare and to receive a participating dividend with the Common Stock on a one-for-one basis as though converted to Common Stock, to receive a liquidation preference of one-one hundreth of a cent ($.001) per share, having voting rights of 125 votes per share and voting with the Common Stock as a single class. The shares of the 2009 Series shall be convertible, from time to time and at any time, in whole or in part, at the discretion of the holder, into shares of Common Stock on a one-for-one ratio; i.e., one share of Common Stock for each share of 2009 Series Preferred Stock. The 2009 Series shall not be redeemable without the consent of the holder whose shares being redeemed. The shares of the 2009 Series shall be senior to the single class of Common Stock, equal to the 2006 Series, and senior to all other classes of Preferred Stock which, by their designation, are designated as junior to the 2009 Series.

6. The Board of Directors of the Corporation is expressly authorized and empowered to make, alter, amend or repeal the bylaws of the Corporation and to adopt new bylaws.

7. No agreement or transaction involving the Corporation or any other corporation, partnership, proprietorship, trust, association or other entity in which the Corporation owns an interest or in which a director or officer of the Corporation has a financial interest shall be void or voidable solely for this reason or solely because any such director or officer is present at or participates in the approval of such agreement or transaction.

8. To the full extent not prohibited by the law as in effect from time to time, the Corporation shall indemnify any person (and the heirs, executors and representatives of such person) who is or was a director, officer, employee or agent of the Corporation, or who, at the request of this Corporation, is or was a director, officer, employee, agent, partner, or trustee, as the case may be, of any other corporation, partnership, proprietorship, trust, association or other entity in which this Corporation owns an interest, against any and all liabilities and reasonable expenses incurred by such person in connection with or resulting from any claim, action, suit or proceeding, whether brought by or in the right of the Corporation or otherwise and whether civil, criminal, administrative or investigative in nature, and in connection with or resulting from any claim, action, suit or proceeding, whether brought by or in the right of the Corporation or otherwise and whether civil, criminal, administrative or investigative in nature, and in connection with an appeal relating thereto, in which such person is a party or is threatened to be made a party by reason of serving or having served in any such capacity.

9. To the maximum extent permitted by law as in effect from time to time, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of any fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or stock redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

10. The board of directors of the Corporation may from time to time, and as many times as they in their sole discretion may determine, decrease the number of issued and outstanding shares of a class or series of the Corporation's stock held by each stockholder of record at the effective date and time of the change without correspondingly decreasing the number of authorized shares of the same class or series, and without requiring the prior vote or approval of the Corporation's stockholders in accordance with section 78.2055 of the Nevada Revised Statutes or any successor statute thereto.

Being duly authorized to sign this certificate by a resolution of the Board of Directors of Revolutions Medical Corporation adopted on November 23, 2010, I hereby certify that the foregoing Restated Articles of Incorporation correctly sets forth the text of the Articles of Incorporation as amended to the date of this certificate.

Thomas O'Brien - President

Thomas O'Brien, President

11/24/10